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                                                                    EXHIBIT 23.1







CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Regions Financial Corporation for the registration of up to 381,077 shares of its common stock and to the incorporation by reference therein of our reports dated February 2, 1996 (except for the last two paragraphs of Note Q as to which the date is March 1, 1996) and March 25, 1996, with respect to the consolidated financial statements and supplemental consolidated financial statements, respectively, of Regions Financial Corporation included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.



                                                /s/ Ernst & Young LLP



Birmingham, Alabama
June 25, 1996